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                                                                      Exhibit 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
International Multifoods Corporation:

We consent to incorporation by reference in this Registration Statement on Form S-8 with respect to the 1997 Stock-Based Incentive Plan of International Multifoods Corporation of our report dated March 27, 2001, relating to the consolidated balance sheets of International Multifoods Corporation and subsidiaries as of March 3, 2001 and February 29, 2000 and the related consolidated statements of operations, cash flows and shareholders' equity and the related financial statement schedule for each of the years in the three-year period ended March 3, 2001, which report appears in and is incorporated by reference in the Annual Report on Form 10-K for the year ended March 3, 2001, of International Multifoods Corporation.



/s/ KPMG LLP

Minneapolis,  Minnesota
April 15, 2002